UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

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Centerplate, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-31904	13-3870167
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2187 Atlantic Street
Stamford, Connecticut 06902
(Address of principal executive offices)

(203) 975-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

As disclosed previously, on September 18, 2008 Centerplate Inc. (the “Company”) entered into a Merger Agreement with affiliates of Kohlberg & Company, L.L.C. (“Kohlberg”) pursuant to which an affiliate of Kohlberg would acquire the Company (the “Transaction”).  Kohlberg advised that it anticipated financing the Transaction with a combination of equity and debt financing.  Kohlberg obtained a commitment letter from National City Bank (“NatCity”) to provide $175.0 million of debt financing (the “Commitment Letter”).

Kohlberg advised us on October 29, 2008 that it had received a letter from NatCity stating that in NatCity’s reasonable judgment, events had occurred in the financial, banking and capital markets since the execution of the Commitment Letter that “could reasonably be expected to have an adverse impact in a material respect on the Successful Syndication of the proposed Senior Credit Facilities.” NatCity also stated that “[u]nder these circumstances, we do not believe that we have an obligation under the Commitment Letter to effectuate our Commitment or perform the services described in the Commitment Letter.” Since October 29, 2008 Kohlberg and NatCity have engaged in discussions about the import of the letter from NatCity and Kohlberg and the Company have had similar discussions.  Late afternoon on November 4, 2008, Kohlberg advised the Company that it had received another letter from NatCity stating that NatCity was “not going to fund the Commitment or perform the services described in the Commitment Letter” but that they are willing “to continue discussing alternative financing arrangements.”

Kohlberg further advised us that it remains committed to closing the Transaction in the first quarter of 2009 and is working to ensure that financing is in place at closing.  The Merger Agreement does not contain a condition that financing shall have been obtained.  If Kohlberg refuses to close the Transaction, the Company, under the terms of the Merger Agreement, is not entitled to seek court action to force Kohlberg to close, but the buyer will be required to pay us a reverse termination fee if the conditions to its obligation to close have been satisfied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2008
Centerplate, Inc. By: /s/ Kevin F. McNamara Name: Kevin F. McNamara Title: Executive Vice President and CFO